AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2001

                                                REGISTRATION NO. 33-____________





                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                        AFFILIATED RESOURCES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


             COLORADO                                     84-1045715
(State or Other Jurisdiction of                        (I.R.S. Employer
 Incorporation or Organization)                       Identification No.)


                       3050 Post Oak Boulevard, Suite 1080
                              Houston, Texas 77056
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

                              Consulting Agreements
                            Legal Services Agreement
                            (Full Title of the Plan)
                              ____________________

                                Peter C. Vanucci
                             Chief Executive Officer
                       3050 Post Oak Boulevard, Suite 1080
                              Houston, Texas 77056
                                 (713) 355-8940
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             Brian A. Lebrecht, Esq.
                                The Lebrecht Group
                        22342 Avenida Empresa, Suite 230
                        Rancho Santa Margarita, CA  92688
                                 (949) 635-1240

                         CALCULATION OF REGISTRATION FEE



Title of Securities  Amount to be  Proposed Maximum            Proposed Maximum           Amount of
to be Registered     Registered    Offering Price per Share    Aggregate Offering Price   Registration Fee


Common Stock,
par value $0.003 (2) 1,558,125     $ 0.10 (1)                  $155,812.50                $38.96


     (1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price as reported by the NASDAQ Over-The-Counter Bulletin Board on February 20, 2001.

     (2) Represents shares of Common Stock issued to consultants and legal counsel of the Company. Please refer to the Selling Shareholders section of this document.

                                EXPLANATORY NOTE

Affiliated Resources Corporation ("Affiliated") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act").

Under cover of this Form S-8 is a Reoffer Prospectus Affiliated prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 1,558,125 shares of common stock acquired by the selling shareholders.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

Affiliated will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). Affiliated does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                        AFFILIATED RESOURCES CORPORATION
                       3050 POST OAK BOULEVARD, SUITE 1080
                              HOUSTON, TEXAS 77056

                        1,558,125 SHARES OF COMMON STOCK


The shares of common stock, $0.003 par value per share, of Affiliated Resources Corporation ("Affiliated" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans for to consulting and legal services that the Selling Shareholders provided to Affiliated.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Affiliated will not receive proceeds from the sale of any of the Shares. Affiliated is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Affiliated's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "ARCX".

                            ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 11.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                February 23, 2001

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information                6
Incorporated  Documents                                 6
The  Company                                            8
Risk  Factors                                          11
Use  of  Proceeds                                      14
Selling  Shareholders                                  14
Plan  of  Distribution                                 14
Legal  Matters                                         15
Experts                                                15

                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

Affiliated is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows Affiliated to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

Affiliateds Annual Report on Form 10-KSB, dated May 17, 2000, and the Company's Quarterly Report on Form 10-QSB, dated November 14, 2000, are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at Affiliated, at Affiliateds executive offices, located at 3050 Post Oak Boulevard, Suite 1080, Houston, Texas 77056. Affiliateds telephone number is (713) 355-8940.

                                   THE COMPANY

     Affiliated Resources Corporation, formerly known as Synaptix Systems Corporation (the "Company"), was incorporated in the State of Colorado in December 1986 and became a public company in August 1987. By 1995, our operations were focused on software development, however, as a result of a management change in March 1998, the undeveloped software operations were discontinued and sold. Subsequently, we were repositioned to focus on the acquisition of industry related companies whose products or services are technically innovative and market proven, but whose market penetration can be significantly expanded through enhanced marketing or additional capitalization.

     Our Management plans to expand the Company by the acquisition of energy related products and companies. These acquisitions will be achieved through selected related industry acquisitions using leverage, stock of the Company, or a combination of both.

ChemWay
-------

     On December 30, 1998, we acquired all of the issued and outstanding stock of ChemWay Systems, Inc. (AChemWay@), from Evans Systems, Inc., a Texas corporation ("Evans"), and Way Energy, Inc., a Delaware corporation ("Way"), in exchange for 1,500,000 shares of our common stock. ChemWay is in the business of producing and distributing aftermarket automotive fluids, including automotive care and performance products, refrigerants, lubricants and solvents. In acquiring ChemWay, we agreed to fulfill certain covenants including, but not limited to, (i) raising at least $1,500,000 in additional proceeds from the sale of Common Stock in a private placement, and (ii) paying the mortgage indebtedness on ChemWay's commercial industrial facility described below (which amounted to $232,500 plus principal and interest at December 31, 1999). Arising out of the alleged breach by Affiliated of these obligations, Evans and Way instituted a lawsuit against the Company.

     Effective on September 26, 2000, the Company entered into a Settlement and Rescission Agreement (the "Agreement") with Evans and Way. Under the terms of the Agreement, which had an anticipated closing date of November 26, 2000 (the "Closing"), Evans and Way were to terminate the lawsuit against Affiliated currently pending in the State of Texas. In addition, Evans was to deliver to Affiliated an aggregate of 1,500,000 shares of outstanding Affiliated common stock for retirement, and deliver to an escrow agent an additional 1,000,000 shares of outstanding Affiliated common stock which may be retired upon payment in full of a promissory note from Affiliated to Evans (see below). Affiliated was to transfer to Evans all of the issued and outstanding common stock of ChemWay. Affiliated also agreed to execute a promissory note in favor of Evans in the principal amount of $625,000 (the "Note"). Effective on September 26, 2000, Evans and Way agreed to take over management of ChemWay and to fulfill ChemWay's obligations to its creditors.

     The Closing was to occur on the earlier of (i) the first business day immediately following the day that Affiliated closes its acquisition of Modular Processing Technologies, Inc., a Nevada corporation, or (ii) upon obtaining shareholder approval for the transactions called for in the Agreement. In the event that neither (i) nor (ii) identified above occurred on or before November 26, 2000, then the Agreement and the transactions called for therein was to automatically terminate. In the event of an automatic termination as set forth above, Evans and Way had the right to enter judgment against Affiliated and file a Deed In Lieu of Foreclosure upon the ChemWay assets.

Subsequent to November 26, 2000, and because neither of the two conditions described above occurred, Evans and Way terminated the Agreement, entered judgment against Affiliated, and foreclosed upon the ChemWay assets pursuant to the Deed in Lieu of Foreclosure. Evans and Way have agreed to also return an aggregate of 1,500,000 shares of outstanding common stock, although they are still outstanding as of the date hereof.

As of the date hereof, ChemWay is a wholly-owned subsidiary of Affiliated, but does not have any assets.

Seneca  Energy
--------------

     On December 27, 1999, we acquired an 85% limited partnership interest in Seneca Energy Partners, L.P. in exchange for the issuance of options to purchase up to 425,000 shares of common stock at an exercise price of $0.10 per share. In addition, we issued an aggregate of 800,000 shares of common stock as a consulting fee related to the transaction. By focusing on the acquisition of working interests in producing oil and gas wells and by selective offset drilling in established fields, Seneca's strategy is to significantly add to its reserves, generate consistent revenues, and thus build the overall book value of the company.

     Effective on December 29, 2000, we entered into a Rescission Agreement with Seneca Energy Partners, L.P. and its general partner, Lone Star Investment Management, LLC, to rescind the Seneca asset transaction and return the 85% limited partnership interest to Seneca. As part of the rescission, the 425,000 options were cancelled, as was an outstanding obligation of the Company to Lone Star for $45,000.

Modular  Processing
-------------------

     On September 11, 2000, we executed a letter of intent to acquire Modular Processing Technologies, Inc., a Nevada corporation. The acquisition was subject to the completion of due diligence and execution of a definitive acquisition agreement between the parties. The Company's due diligence review was never completed, and the letter of intent has expired.

Triasis  Energy  Partners
-------------------------

     The Company has entered into negotiations to purchase a 25% interest held by Triasis Energy Partners, LLC in Triumph Energy Partners of Texas, LLP, subject to the execution of complete and final documents. The purchase is anticipated to be paid by the issuance of convertible preferred stock at a face value of $10 per share, with each share of preferred stock convertible to 2 shares of common stock. The number of shares to be issued will be determined at closing based on the final engineering report. Current engineering estimates place the net equity value to be purchased at $15,000,000.

     As of the date hereof, the parties are still conducting due diligence on each other.

Property
--------

     As part of the foreclosure of the assets of ChemWay, as described above, the Company has no interest in any real estate except for the two leases described below.

     The Company leases approximately 1,600 square feet of administrative office space in Houston, Texas, and leases approximately 800 square feet of executive offices in Brecksville, Ohio.

                                  RISK FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

WE ARE PRESENTLY IN UNSOUND FINANCIAL CONDITION WHICH MAKES INVESTMENT IN OUR SECURITIES HIGHLY RISKY. Our financial statements include an auditor's report containing a modification regarding an uncertainty about our ability to continue as a going concern. As of September 30, 2000, we had an accumulated deficit of $20,355,020 and other indications of weakness in our present financial position. We have been operating primarily through the issuance of common stock for services by entities, including affiliates, that we could not afford to pay in cash. No person should invest in this offering unless they can afford to lose their entire investment.

YOUR INVESTMENT MAY NOT INCREASE IN VALUE UNLESS WE ARE ABLE TO BECOME PROFITABLE. We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

FUTURE CAPITAL NEEDS. To date, we have relied mostly on private funding from the sale of restricted shares of our Common Stock and short-term borrowing to fund our operations. To date, we have generated insufficient revenue to meet our ongoing expenses and have extremely limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including our ability to market our services successfully, our cash flow from operations, and competing market developments. Our business plan requires additional funding beyond the proceeds previously generated from the sale of our restricted Common Stock. Consequently, although we currently have no specific plans or arrangements for financing, we intend to raise additional funds through private placements, public offerings or other financings. Any equity financings would result in dilution to our then-existing shareholders. Additionally, sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to us. If adequate funds are not obtained, we may be required to reduce or curtail operations. We currently anticipate that our existing capital resources will not be adequate to satisfy our current operating expenses and capital requirements for the next full fiscal year. Consequently, we may have to secure additional financing in order to develop our business plan.

THERE IS A LIMITED PUBLIC TRADING MARKET FOR OUR COMMON STOCK. Our Common Stock presently trades on the Nasdaq over-the-counter bulletin board under the symbol ARCX. There can be no assurance, however, that such market will continue or that investors in this offering will be able to liquidate their shares acquired in this Offering at the price herein or otherwise. There can be no assurance that any other market will be established in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. The price of our Common Stock may be highly volatile. Additionally, the factors discussed in this Risk Factors section may have a significant impact on the market price of the shares offered in this Reoffer Prospectus.

LEGAL PROCEEDINGS. We may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of our business. Currently, we are defendants in three actions which, if we are unsuccessful in defending, could have a material adverse effect on our results of operations.

     1. We were previously a defendant in an action entitled Evans Systems, Inc. and Way Energy, Inc. v. Affiliated Resources Corporation, et al; Cause NO. 00-J-0443-C filed in the 130th Judicial Court of Matagorda County, Texas. This lawsuit was settled as part of the settlement agreement with Evans and Way discussed above.

     2. We are also currently a defendant in an action entitled Virginia Lazar vs. Affiliated Resources Corporation et al; Cause NO. 2000-32073 filed in the 133rd Judicial District Court of Harris County, Texas. This is an action by a former employee which seeks, among other things, back salary in the alleged amount of $310,000 and options to purchase 500,000 shares of our common stock. We dispute Ms. Lazar's claims and will vigorously defend the action. Failure to successfully defend the action may result in a material adverse effect on our results of operations.

     3. We were previously a defendant in an action entitled Wayne Philips and Bob Limbaugh DBA Limbaugh, Rusimore Phillps & Associates LLC vs. Harris "Butch" Ballow and Affiliated Resources Corp.; Cause NO. 2000-19099 filed in the 164th Judicial District Court of Harris County, Texas. This lawsuit was settled for $25,000.

     4. We have been named as a defendant in an action entitled Harry Russell "Sandy" Stokes, III vs. Affiliated Resources Corporation f/k/a Synaptix Corporation, Peter C. Vanucci and Virginia M. Lazar; Cause No. 2000-45414 filed in the 165th Judicial District Court of Harris County, Texas. Plaintiffs in the case allege that we refused to allow the sale of Plaintiff's stock on a timely basis causing loss to him. Pursuant to numerous alleged courses of action, actual damages are alleged to be $320,526.27 and Plaintiff also seeks treble damages, punitive damages of $12 million, plus interest and attorneys fees. We dispute Mr. Stokes' claims and will vigorously defend the action. Failure to successfully defend the action may result in a material adverse effect on our results of operations.

DEPENDENCE ON MANAGEMENT. Our success depends, to a significant extent, upon certain key employees and directors, including primarily, Peter C. Vanucci and Catherine A. Tamme. The loss of services of one or more of these employees or directors could have a material adverse effect on our business. In addition, we have substantial need for additional qualified management and marketing personnel. We believe that our future success will also depend in part upon our ability to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in attracting and retaining such personnel. Competition for such personnel is intense. We currently do not maintain a policy of key man life insurance on any employees.

NEED FOR ADDITIONAL PERSONNEL. We employed four full-time employees as of December 31, 2000. Of these, three are employed in management, and one is employed as an administrative assistant. Our success may depend on our ability to attract and retain other qualified technical and management personnel. We compete for such persons with other companies, academic institutions, government entities, and other organizations, most of which have substantially greater capital resources and facilities than we do. There can be no assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business as proposed. Furthermore, our possible future expansion into activities requiring additional expertise in marketing will place increased demands on our resources and management skills. Our lack of working capital increases the risk that key employees will be attracted to other business opportunities.

DIFFICULTY OF PLANNED EXPANSION; MANAGEMENT OF GROWTH. We plan to expand our level of operations. Our operating results will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, our planned expansion of operations may cause significant strain on our management, technical, financial and other resources. To manage our growth effectively, we must continue to improve and expand our existing resources and management information systems and must attract, train and motivate qualified managers and employees. There can be no assurance, however, that we will successfully be able to achieve these goals. If we are unable to manage growth effectively, our operating results will be adversely affected.

AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK. Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of Common Stock. Our Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of our Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below current market prices therefore could represent further substantial dilution to investors in this Offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

AUTHORIZATION OF ADDITIONAL SHARES OF PREFERRED STOCK. Our Articles of Incorporation also authorizes the issuance of up to 10,000,000 shares of Preferred Stock in one or more series. Consequently, our Board of Directors has the authority to fix the number of preferred shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, in a resolution or resolutions adopted by the Board of Directors providing for the issue of such shares. The Board of Directors is also authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

DISCONTINUED OPERATIONS. During 1998, we acquired CobolTexas, Inc., in exchange solely for 641,026 shares of the Company's common stock. CobolTexas, Inc. had developed a software product that uses on-line technology to solve Year 2000 compliance problems for COBOL software users. Due to internal operating problems with the program, which were investigated and confirmed by an independent consultant hired by the Company, no sales of the product could be completed. Because some of the former shareholders of CobolTexas, Inc. may have been aware of the problem and because minimum gross revenues as specified in the original contract have not been met, the Board of Directors determined to attempt to rescind the transaction and recover the shares issued to former COBOL shareholders. To date, only one former shareholder has complied with this request and a certificate representing 240,385 shares has been returned to the Company. There can be no assurances that we will be able to recover the remaining 400,641 shares from the CobolTexas, Inc. shareholders.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of Affiliated to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Affiliated for consulting and legal services they provided to Affiliated. The Selling Shareholders may resell all, a portion, or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of February 22, 2001, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.


                                                                                PERCENT OF
                       NUMBER OF       NUMBER OF            NUMBER OF           SHARES OWNED BY
SELLING                SHARES OWNED    SHARES REGISTERED    SHARES OWNED        SHAREHOLDER
SHAREHOLDER            BEFORE SALE     BY PROSPECTUS        AFTER SALE          AFTER SALE
-----------------     -------------    -------------        ------------        ------------
Ronald F. Bearden      2,000,000       1,000,000            1,000,000            3.2%
David Brown              758,000         100,000              658,000            2.1%
Edward F. Feighan        800,000         150,000              650,000            2.0%
The Bradle Group, Inc. 1,150,000         150,000            1,000,000            3.2%
Brian A. Lebrecht        163,290         158,125                5,165     less than 1%


                          PLAN  OF  DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Nasdaq Over-the-Counter Bulletin Board, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by The Lebrecht Group, A Professional Law Corporation, Rancho Santa Margarita, California. The Lebrecht Group and its employees currently holds 163,290 shares of the Company's Common Stock.

                                     EXPERTS

The balance sheets as of December 31, 1999 and the statements of operations, shareholders' equity and cash flows for the two years ended December 31, 1999 and 1998 of Affiliated Resources Corporation, have been incorporated by reference in this Registration Statement in reliance on the report of Weinstein Spira & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.   INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

(i) The Registrant's Annual Report dated May 17, 2000 on Form 10-KSB filed with the Commission on May 18, 2000.

(ii) The Registrant's Quarterly Report Dated November 14, 2000 on Form 10-QSB filed with the Commission on November 15, 2000.

(iii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.


ITEM  4.  DESCRIPTION  OF  SECURITIES.

Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by The Lebrecht Group, counsel to the Company.

Mr. Brian A. Lebrecht, principal of The Lebrecht Group is the beneficial owner of 163,290 shares of Common Stock of the Company.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The Corporation Laws of the State of Colorado and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

The Shares were issued for advisory and legal services rendered. These sales were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.  EXHIBITS

     3.1 Articles of Incorporation of the Registrant, as amended (incorporated by reference).

     3.2          Bylaws  of  the  Registrant  (incorporated  by  reference).

     23.1         Consent  of  The Lebrecht Group, APLC.

     23.2 Consent of Weinstein Spira & Company, P.C., Independent Public Accountants.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To  include  any prospectus required by section 10(a) (3) of the Securities
Act  of  1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1)(i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 23, 2001.



                                        Affiliated  Resources  Corporation

                                        /s/  Peter  C.  Vanucci

                                        By:     Peter  C.  Vanucci
                                        Its:     Chairman  &  CEO



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



 /s/  Peter  C.  Vanucci                     Chairman,  CEO  and  Director
------------------------
Peter  C.  Vanucci

 /s/  Edward  S.  Fleming                    Director
-------------------------
Edward  S.  Fleming

 /s/  Thomas  McManamon                      Director
-----------------------
Thomas  McManamon